EXHIBIT A

FORM OF CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
MDI, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), MDI, Inc., a corporation organized and existing under and by virtue of the DGCL, has adopted the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE ONE

The name of the corporation is MDI, Inc. (the “Corporation”).

ARTICLE TWO

The following amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) was duly adopted by resolution of the Board of Directors of the Corporation on September 19, 2008. The Amendment was adopted by the stockholders of the Corporation at a meeting of the stockholders duly called and held on November 13, 2008.

The Amendment adds a new article to the Certificate of Incorporation. The Amendment effects a [two-for-one to ten-for-one] reverse stock split of the Corporation’s Common Stock, par value $0.01 per share. The new article reads in its entirety as follows:

“Each share of Common Stock outstanding immediately prior to , 200_ (the “Effective Time”), shall be reclassified into [one-half (1/2) to one-tenth (1/10)] of a share of Common Stock automatically and without any action by the holder thereof upon the Effective Time, such that the shares of Common Stock outstanding immediately prior to the Effective Time shall, after the Effective Time, be combined into           shares of Common Stock. No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair value of the Common Stock as determined by the Board of Directors of the Corporation.”

ARTICLE THREE

No change in the par value of the Common Stock or in the number of the Corporation’s authorized Common Stock is effected hereby.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this __     day of _____________, 2008.

MDI, INC.

________________________
By: J. Collier Sparks
Its:  CEO & President